Exhibit 99.1

Press Contact: Will Thoretz +1 203 517 3119 will.thoretz@isg-one.com Investor Contact: David Berger +1 203 517 3104 david.berger@isg-one.com

Information Services Group Announces

First-Quarter Financial Results

•                  Reports first-quarter revenues of $65 million; net loss of $1 million, GAAP EPS of -$0.02; adjusted EBITDA of $4 million; adjusted EPS of $0.03

•                  Deleveraging continued with $4 million in debt repaid during the quarter

•                  Firm signs a multimillion-dollar ISG Automation contract with a large healthcare company

•                  During the quarter, firm strengthened subscription platform services with launch of ISG InformX™ and release of ISG GovernX™ 2.0

•                  Current pipeline expected to result in significant sequential growth in second quarter

STAMFORD, Conn., May 9, 2019 — Information Services Group (ISG) (Nasdaq: III), a leading global technology research and advisory firm, today announced financial results for the first quarter ended March 31, 2019.

“ISG generated $65 million of revenues in the first quarter, led by 10 percent constant currency growth in Europe, offset, as anticipated, by shortfalls in the U.S. and foreign-exchange headwinds.  In Europe, growth would have been even stronger if not for Brexit-related decision-making delays in the U.K.,” said Michael P. Connors, chairman and CEO. “We continue to grow our digital services, which represented more than 40 percent of our revenues in the quarter; we expanded our ISG Platform subscription business with new product launches, and our ISG Automation business signed our largest automation advisory contract ever, with a U.S.-based healthcare company.

“Globally, our second-quarter pipeline is very robust, including a number of delayed engagements in the Americas that are expected to commence in the second quarter. We believe this momentum will result in significant sequential growth in the second quarter and put us on track to achieve our full-year objectives. Our clients continue to rely on ISG to help them digitally transform their businesses for greater efficiency and faster growth.”

First-Quarter 2019 Results

Revenues for the first quarter were $64.8 million, compared with $68.9 million in the prior-year quarter, a decline of 3 percent in constant currency and 6 percent on a reported basis. Currency negatively impacted reported revenues by $2.0 million versus the prior year. Reported revenues were $22.2 million in Europe (up 10 percent in constant currency over the prior year), $38.2 million in the Americas (down 8 percent), and $4.4 million in Asia Pacific (down $1.1 million).

ISG reported a first-quarter operating loss of $0.7 million, down from operating income of $1.8 million in the first quarter of 2018. The net loss for the quarter was $0.9 million compared with net income of $0.2 million in the prior-year first quarter. Reported fully diluted loss per share was $0.02, compared with fully diluted earnings per share of $0.00 cents in the prior-year first quarter.

Adjusted net income (a non-GAAP measure defined below under “Non-GAAP Financial Measures”) for the first quarter was $1.5 million, or $0.03 per share on a diluted basis, compared with adjusted net income of $2.5 million, or $0.05 per share on a diluted basis, in the prior year’s first quarter.

First-quarter 2019 adjusted EBITDA (a non-GAAP measure defined below under “Non-GAAP Financial Measures”) was $3.6 million, compared with $5.8 million in last year’s first quarter. The 2019 results were impacted by the previously discussed decline in revenues.

Other Financial and Operating Highlights

ISG cash and cash equivalents totaled $13.6 million as of March 31, 2019, versus $18.6 million at December 31, 2018. The decline in cash balances from December 31, 2018 was principally attributable to repaying $3.6 million in debt and repurchasing $1.3 million in shares. Total outstanding debt as of March 31, 2019 was $95.6 million versus $99.1 million as of December 31, 2018.

Conference Call

ISG has scheduled a call for 9 a.m., Eastern Time, Friday, May 10, 2019, to discuss the company’s first-quarter results. The call can be accessed by dialing 1-800-667-5617 or, for international callers, by dialing 001-334-323-0509. The access code is 9977313. A recording of the conference call will be accessible on ISG’s website (www.isg-one.com) for approximately four weeks following the call.

Forward-Looking Statements

This communication contains “forward-looking statements” which represent the current expectations and beliefs of management of ISG concerning future events and their potential effects. Statements contained herein including words such as “anticipate,” “believe,” “contemplate,” “plan,” “estimate,” “expect,” “intend,” “will,” “continue,” “should,” “may,” “target,” and other similar expressions, are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future results and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those risks relate to inherent business, economic and competitive uncertainties and contingencies relating to the businesses of ISG and its subsidiaries including without limitation: (1) failure to secure new engagements or loss of important clients; (2) ability to hire and retain enough qualified employees to support operations; (3) ability to maintain or increase billing and utilization rates; (4) management of growth; (5) success of expansion internationally; (6) competition; (7) ability to move the product mix into higher margin businesses; (8) general political and social conditions such as war, political unrest and terrorism; (9) healthcare and benefit cost management; (10) ability to protect ISG and its subsidiaries’ intellectual property or data and the intellectual property or data of others; (11) currency fluctuations and exchange rate adjustments; (12) ability to successfully consummate or integrate strategic acquisitions and other value-creation opportunities; and (13) engagements may be terminated, delayed or reduced in scope by clients. Certain of these and other applicable risks, cautionary statements and factors that could cause actual results to differ from ISG’s forward-looking statements are included in ISG’s filings with the U.S. Securities and Exchange Commission. ISG undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Non-GAAP Financial Measures

ISG reports all financial information required in accordance with U.S. generally accepted accounting principles (GAAP). In this release, ISG has presented both GAAP financial results as well as non-GAAP information for information for the three months ended March 31, 2019 and March 31, 2018. ISG believes that evaluating its ongoing operating results will be enhanced if it discloses certain non-GAAP information. These non-GAAP financial measures exclude non-cash and certain other special charges that many investors believe may obscure the user’s overall understanding of ISG’s current financial performance and the Company’s prospects for the future.  ISG believes that these non-GAAP measures provide useful information to investors because they improve the comparability of the financial results between periods and provide for greater transparency of key measures used to evaluate the Company’s performance.

ISG provides adjusted EBITDA (defined as net income, plus interest, taxes, depreciation and amortization, foreign currency transaction gains/losses, non-cash stock compensation, change in contingent consideration, acquisition-related costs, tax indemnity receivable and severance and integration expense), adjusted net income (defined as net income plus amortization of intangible assets, non-cash stock compensation, foreign currency transaction gains/losses, change in contingent consideration, acquisition-related costs, and severance and integration expense, on a tax-adjusted basis), adjusted net income as earnings per diluted share and selected financial data on a constant currency basis, which are non-GAAP measures that the Company believes provide useful information to both management and investors by excluding certain expenses and financial implications of foreign currency translations that management believes are not indicative of ISG’s core operations. These non-GAAP measures are used by ISG to evaluate the Company’s business strategies and management’s performance.

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP financial measure, excludes the impact of year-over-year fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our current and prior-periods local currency financial results using the same point in time exchange rates and then compare the adjusted current and prior period results. This calculation may differ from similarly-titled measures used by others and, accordingly, the constant currency presentation is not meant to be a substitution for recorded amounts presented in conformity with GAAP nor should such amounts be considered in isolation.

Management believes this information facilitates comparison of underlying results over time.   Non-GAAP financial measures, when presented, are reconciled to the most closely applicable

GAAP measure. Non-GAAP measures are provided as additional information and should not be considered in isolation or as a substitute for results prepared in accordance with GAAP. A reconciliation of the forward-looking non-GAAP estimates contained herein to the corresponding GAAP measures is not being provided, due to the unreasonable efforts required to prepare it.

About ISG

ISG (Information Services Group) (Nasdaq: III) is a leading global technology research and advisory firm. A trusted business partner to more than 700 clients, including more than 70 of the top 100 enterprises in the world, ISG is committed to helping corporations, public sector organizations, and service and technology providers achieve operational excellence and faster growth. The firm specializes in digital transformation services, including automation, cloud and data analytics; sourcing advisory; managed governance and risk services; network carrier services; strategy and operations design; change management; market intelligence and technology research and analysis. Founded in 2006, and based in Stamford, Conn., ISG employs more than 1,300 digital-ready professionals operating in more than 20 countries—a global team known for its innovative thinking, market influence, deep industry and technology expertise, and world-class research and analytical capabilities based on the industry’s most comprehensive marketplace data. For more information, visit www.isg-one.com.

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Information Services Group, Inc.

Consolidated Statement of Comprehensive Income (Loss)

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2019	2018

Revenues	$64,791	$68,877
Operating expenses
Direct costs and expenses for advisors	40,765	42,984
Selling, general and administrative	23,012	22,228
Depreciation and amortization	1,684	1,902
Operating (loss) income	(670)	1,763
Interest income	3	107
Interest expense	(1,563)	(1,737)
Foreign currency transaction loss	(17)	(24)

(Loss) income before taxes	(2,247)	109
Income tax benefit	(1,349)	(55)
Net (loss) income	$(898)	$164

Weighted average shares outstanding:
Basic	45,808	43,705
Diluted	45,808	45,861

(Loss) income per share:
Basic	$(0.02)	$0.00
Diluted	$(0.02)	$0.00

Information Services Group, Inc.

Reconciliation from GAAP to Non-GAAP

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2019	2018

Net (loss) income	$(898)	$164
Plus:
Interest expense (net of interest income)	1,560	1,630
Income taxes	(1,349)	(55)
Depreciation and amortization	1,684	1,902
Change in contingent consideration	30	85
Acquisition-related costs	29	—
Severance and integration expense	178	18
Foreign currency transaction	17	24
Non-cash stock compensation	2,310	2,055
Adjusted EBITDA	$3,561	$5,823

Net (loss) income	$(898)	$164
Plus:
Non-cash stock compensation	2,310	2,055
Intangible amortization	1,004	1,274
Change in contingent consideration	30	85
Acquisition-related costs	29	—
Severance and integration expense	178	18
Foreign currency transaction	17	24
Tax effect (1)	(1,142)	(1,106)
Adjusted net income	$1,528	$2,514

Weighted average shares outstanding:
Basic	45,808	43,705
Diluted	45,808	45,861

Adjusted earnings per share:
Basic	$0.03	$0.06
Diluted	$0.03	$0.05

(1)          Marginal tax rate of 32.0% applied.

Information Services Group, Inc.

Selected Financial Data

Constant Currency Comparison

			Three Months			Three Months
	Three Months	Constant	Ended	Three Months	Constant	Ended
	Ended	currency	March 31, 2019	Ended	currency	March 31, 2018
	March 31, 2019	impact	Adjusted	March 31, 2018	impact	Adjusted
Revenue	$64,791	$1,179	$65,970	$68,877	$(825)	$68,052
Operating (loss) income	$(670)	$171	$(499)	$1,763	$148	$1,911
Adjusted EBITDA	$3,561	$180	$3,741	$5,823	$139	$5,962